                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                        INFORMATION STATEMENT PURSUANT TO
            RULES (13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 13)(1)

                                 NS GROUP, INC.
                                (Name of Issuer)



                           Common Stock, no par value
                         (Title of Class of Securities)



                                   628916-10-8
                                 (CUSIP Number)



                                    12/31/01
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this Statement is filed:

                                  Rule 13d-1(b)
                                  Rule 13d-1(c)
                                  Rule 13d-1(d)   X

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP NO. 628916-10-8      13G


1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Clifford R. Borland

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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a) _____           (b) _____

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3.       SEC USE ONLY


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4.       CITIZENSHIP OR PLACE OF ORGANIZATION:  U.S.A.


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NUMBER OF SHARES BENFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5.   SOLE VOTING POWER:   2,917,000

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6.   SHARED VOTING POWER:    103,991

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7.   SOLE DISPOSITIVE POWER:    2,917,000

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8.   SHARED DISPOSITIVE POWER:    103,991


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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:        3,020,991

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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES.

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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   14.6%


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12.      TYPE OF REPORTING PERSON:  IN


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Item 1(a).  Name of Issuer:  NS Group, Inc.


Item 1(b).  Address of Issuer's Principal Executive Offices:

            530 W. Ninth Street, Newport, Kentucky 41071



Item 2(a).  Name of Person Filing:  Clifford R. Borland


Item 2(b).  Address of Principal Business Office or, if none, residence:

            530 W. Ninth Street, Newport, Kentucky 41071

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Item 2(c).  Citizenship:  U.S.A.


Item 2(d).  Title of Class of Securities:

            Common Stock, no par value

Item 2(e).  CUSIP Number:  628916-10-8


Item 3.     Not applicable.


Item 4.     Ownership:

            (a)   Amount Beneficially Owned:  3,020,991
            (b)   Percent of Class:  14.6%
            (c)   Number of shares as to which such person has:
                   (i)    Sole power to vote or to direct the vote
                                    2,917,000
                   (ii)   Shared power to vote or to direct the
                                   vote 103,991
                   (iii)  Sole power to dispose or to direct the
                          disposition of 2,917,000
                   (iv) Shared power to dispose or to direct the disposition of 103,991


Item 5.     Ownership of Five Percent or Less of a Class:

            Not applicable

Item 6.     Ownership of More than Five Percent on Behalf of
            Another Person:

            Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
            Company:

            Not applicable


Item 8. Identification and Classification of Members of the Group:

            Not applicable

Item 9.     Notice of Dissolution of Group:

            Not applicable

Item 10.    Certifications.  Not applicable.
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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 8, 2002


Signature:     /s/Clifford R. Borland


Name/Title:     Clifford R. Borland